Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-26303) pertaining to the Employee Investment and Savings Plan of Autoliv ASP, Inc. of our report dated July 8, 2005, with respect to the financial statements and schedule of the Autoliv ASP, Inc. Employee Investment and Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Salt Lake City, Utah
July 8, 2005